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                                                                    EXHIBIT 99.2
                                                                    ------------


                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

          This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the "First Amendment") is made and entered into as of this 13th day of April, 2001, by and between Quorum Health Group, Inc., a Delaware corporation ("Company"), and Triad Hospitals, Inc., a Delaware corporation ("Acquiror").

                                R E C I T A L S

          WHEREAS, Company and Acquiror entered into a certain Agreement and Plan of Merger dated October 18, 2000 (the "Agreement");

          WHEREAS, a putative class action lawsuit against Acquiror and members of the board of directors of Company alleging claims relating to the merger of Company with and into Acquiror (the "Merger") is pending in the Circuit Court of Davidson County, Tennessee (the "Lawsuit"); and

          WHEREAS, Acquiror, Company, the Company's directors and the plaintiff in the Lawsuit (the "Plaintiff") have reached an agreement in principle for resolution thereof, the substance of which is contained in a Memorandum of Understanding dated April 13, 2001 among the respective counsel of Acquiror, Company, the Company's directors and Plaintiff in the Lawsuit which requires, among other things, the amendments to the Agreement set forth in this First Amendment.

          NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound, the parties hereto agree as set forth below:

       1.  Termination Fees.
           ----------------

           (a) The amount of the non-refundable fee specified in Section 10.3(b) of the Agreement is hereby reduced from $75 million to $55 million.

           (b) The amount of the non-refundable fee specified in Section 10.3(d) of the Agreement is hereby reduced from $20 million to $15 million.

       2.  Amendments; No Waiver.  This First Amendment is limited precisely
           ---------------------
as written. Consistent and in accordance with Section 11.3 of the Agreement, the parties hereto acknowledge and agree that, other than as expressly provided in this First Amendment, the Agreement shall remain in full force and effect and this First Amendment shall have no effect on the rights, obligations, duties (fiduciary or otherwise) or remedies available or due under the Agreement or applicable law, whether legal, equitable or otherwise.


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          3.  Counterparts.  This First Amendment may be executed in
              ------------
counterparts which, when taken together, shall constitute one and the same instrument.

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          IN WITNESS WHEREOF, Acquiror and Company have caused this First
Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.


TRIAD HOSPITALS, INC.                           QUORUM HEALTH GROUP, INC.


By: /s/ James D. Shelton                        By: /s/ James E. Dalton
   -----------------------------------             ---------------------------
Name:   James D. Shelton                        Name:   James E. Dalton
Title:  President and Chief                     Title:  President and Chief
        Executive Officer                               Executive Officer

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